Exhibit (k)(2)

Cascade Real Assets Fund

[     ], 2026

Stephen Nesbitt

President

Cascade Real Assets Fund

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Re:	Cascade Real Assets Fund (the “Fund”)

Dear Mr. Nesbitt:

Pursuant to the Investment Management Agreement between the Fund and Cliffwater LLC (“Cliffwater”) dated [     ], 2026, Cliffwater is entitled to investment advisory fees of 1.40% of the Fund’s average daily net assets. By our execution of this letter agreement, intending to be legally bound hereby, Cliffwater irrevocably agrees that it shall waive its investment advisory fees payable to it for a period of one year following the effective date of the Fund’s registration statement on Form N-2. Cliffwater may reduce the amount of the waiver in the amount of any organizational, offering and related expenses paid by Cliffwater with respect to the Fund.

Cliffwater LLC

By:
Name: Stephen Nesbitt
Title: Chief Executive Officer

Your signature below acknowledges
acceptance of this Agreement:

Cascade Real Assets Fund

By:
Name: Stephen Nesbitt
Title: President